Exhibit 99.03

Event ID:   1994062
Culture:   en-US
Event Name: Q3 2008 AllianceBernstein Holding L.P. Earnings Conference Call
Event Date: 2008-10-22T21:00:00 UTC

P: Operator;
C: Philip Talamo; AllianceBernstein Holding L.P.; Director, IR
C: Jerry Lieberman; AllianceBernstein Holding L.P.; President and COO
C: Lew Sanders; AllianceBernstein Holding L.P.; Chairman and CEO
P: Craig Siegenthaler; CSFB; Analyst
C: Robert Joseph; AllianceBernstein Holding L.P.; SVP and CFO
P: Marc Irizarry; Goldman Sachs; Analyst
P: Cynthia Mayer; Merrill Lynch; Analyst
P: Robert Lee; Keefe, Bruyette & Woods; Analyst
P: William Katz; Buckingham Research Group; Analyst
P: Christopher Spahr; Deutsche Bank; Analyst

Operator: Thank you for standing by, and welcome to the AllianceBernstein third quarter 2008 earnings review. At this time, all participants are in a listen-only mode. As a reminder, this conference is being recorded, and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo. Please go ahead.

Philip Talamo: Thank you Sade. Good afternoon, everyone, and welcome to our third quarter 2008 earnings review. As a reminder, this conference call is being webcast, and is supported by a slide presentation that can be found in the Investor Relations section of our website at www.alliancebernstein.com/investorrelations. Presenting our results today is our President and Chief Operating Officer, Jerry Lieberman. Following Jerry's remarks, our Chairman and CEO, Lew Sanders, will briefly address the audience. Our CFO Bob Joseph will also be available to answer questions after our formal remarks.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature, and, as such, is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page 2 of our presentation, as well as in the Risk Factors section of our 2007 10-K. In light of the SEC's Regulation FD, management is limited in responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call. Now, I'll turn the call over to Jerry.

Jerry Lieberman: Thank you, Phil and good afternoon to everyone on the call. It's obvious to all that we're going through terribly turbulent capital markets and that these conditions have had a sharply negative impact on our absolute performance for our clients, and indeed, on our financial results for our unitholders. For the second quarter in a row, assets under management, revenues, net income and distributions, as well as expenses, are all down versus the corresponding quarter of 2007, trends that must be and are being addressed.

Additionally, our relative performances suffered significantly, impacted by our exposure to sectors and individual stock selection most adversely affected by the global financial crisis, as well as our significant non-U.S. exposure during a period of a strengthening U.S. dollar.

As far as the capital markets are concerned, U.S. equity indices, shown on Display 3, were down 8.4% to 12.3% for the quarter, and 20.9% to 23.6% for the 12 months ended September. Non-U.S market indices, shown on Display 4, declined dramatically from 15.3% to 27% for the quarter, and from 26% to over 33% over the last 12 months.

Displays 5-8 reflect our assets under management roll-forwards by channel and by major asset class for both the quarter and the trailing 12 months. These displays show that our assets have declined by $127 billion and $224 billion for the quarter and trailing 12 months, respectively, overwhelmingly due to the market depreciation in both Value and Growth equities.

Now, let's turn to Display 9, where I'll begin my discussion on channel highlights. In our Institutional Investment distribution channel, AUM declined by 18% in the quarter, almost entirely due to market depreciation. It is important to note that although our net outflows accelerated versus the previous quarter to $5.2 billion, these outflows are more a function of fewer new mandates, rather than a significant loss of client accounts or cash flow withdrawals. Aside from the defined contribution plan mandate wins, we are seeing institutional investors put new mandates on hold while the market turmoil plays itself out. Accordingly, our pipeline of won but unfunded Institutional mandates declined slightly to $14 billion, with over 40% in defined contribution AUM, a key strategic initiative for our firm.

On Display 10, you can see that our Retail channel assets decreased by 20% for the quarter, due primarily to market depreciation of 14%. However, net outflows in this channel were substantial as sales have virtually collapsed and redemptions have indeed increased. This is a phenomenon that began in Asia but has now spread to the U.S. Net outflows accounted for over 29% of the decline, and were most notable in equity services for U.S. clients and fixed income services for non-U.S. clients.

Turning to Display 11, you'll see that our Private Client channel AUM fell by 14% during the quarter, a smaller decline than our other channels, incurring modest net outflows at a rate actually slightly lower than the second quarter of 2008. Even more so than in our Institutional Investment channel, let alone our Retail channel, our Private Client group's assets are our stickiest, that is, our most persistent. We attribute Private Client loyalty to constant high quality client servicing and the penetration of our asset allocation services that have served our clients well in these tumultuous times. However, we have seen a slowing of new account openings.

Display 12 shows that during the third quarter of 2008, the total AUM associated with our suite of Alternative Investment Services fell by 20% sequentially to $8.1 billion. This decline in assets was predominantly due to market depreciation in Hedge Fund services.

On a more positive note, as cited on Display 13, Institutional Research Services established a new record for quarterly revenue at $125 million, with increased market volumes and increased market share each contributing to these robust results. The 21% in year-over-year growth was mostly driven by our U.S. operations. Also, our sell-side analysts posted excellent results in Institutional Investor’s just released All-America poll- in fact, the best ever for our firm. The firm as a whole placed in the top 10 for the fifth consecutive year at number 6 and every single analyst that began 2008 as a publishing analyst was recognized in the survey, with 85% in the top 3 in their sector, including 10 “number ones”.

Moving to the income statement, I'll begin with the discussion of revenues as shown on Display 14.

Net revenues fell by 27% to $841 million, the first time in two years that quarterly net revenues were below $1 billion. Over 50% of the $312 million year-over-year revenue decline was due to an 18% decrease in Advisory Fees, as AUM fell substantially in all three buy-side distribution channels.

About 46% of the decline in Net Revenues was due to a $142 million swing in Investment Gains and Losses, principally the result of mark-to-market losses on investments related to deferred compensation of $123 million, compared to $2 million in gains for the third quarter of 2007. As a reminder, these mark-to-market gains and losses have a corresponding offset in current and future incentive compensation expense.

The sharp percentage decline in Distribution revenues was due to lower Retail AUM. Largely offsetting this decline was the strong increase in Institutional Research Services revenue that I noted earlier. The substantial percentage decrease in Dividend and Interest income, as well as the offsetting decrease in Interest Expense below, reflect the late 2007 outsourcing of our prime brokerage services, as well as lower interest rates.

Display 15 provides additional analysis of Advisory Fees. Lower base fees represent almost 90% of the $157 million decline in Advisory Fees, with the lack of performance fees making up the remainder. You will note that the decrease in base fees was 1,200 basis points lower than the decrease in period-ending AUM, yet equal to the decrease in average AUM.  This was due to the fact that much of the third-quarter's market depreciation occurred in September, so the impact on average AUM for the quarter was less severe than the impact on period-ending AUM.

All three buy-side distribution channels incurred a double-digit decline in revenue, with Retail and Institutional Investments down around 20%, and our Private Client channel down about 13%, which were in line with their respective decreases in AUM.

Operating expenses, as shown on Display 16, declined by $181 million, or 24%, year-over-year. About two-thirds of the decrease came from employee compensation and benefits, which fell by $118 million, or 26%, and will be discussed in greater detail on the next display.

Promotion and Servicing expense decreased by 19%, or $31 million, in the quarter. Lower distribution plan payments accounted for approximately one- half of this decline and controllable expenses such as travel, printing and mailing expenses accounted for approximately one-third, with the balance due to lower amortization of deferred sales commissions.

General and Administrative expenses were down 19% as a $35 million insurance recovery related to the fourth quarter 2006 charge for a class action claims processing error was partially offset by higher data processing costs resulting from increased trading volumes and foreign exchange losses versus gains in the prior-year quarter.

Display 17 details Employee Compensation and Benefits which fell 26% versus the third quarter of 2007 to $329 million. Base compensation was up 15% versus last year, due to slightly higher headcount, merit increases and base compensation adjustments. Headcount increased versus the second quarter of 2008 by only 25 employees, to 5,660, a topic that Lew will address in more depth later on in this call.

Third quarter Incentive Compensation expense was down 62% year-over-year, due to $63 million in lower accruals for cash bonuses in addition to mark-to-market losses on investments related to employee deferred compensation. The mark-to-market losses decreased incentive compensation by $51 million, versus an $11 million increase in the third quarter of 2007. Investments related to employee deferred compensation stood at $519 million at the end of the third quarter of '08, down almost 20% sequentially.

Commissions fell by 18%, as declines in our three asset management channels were partially offset by an increase in Institutional Research Services. Fringes and other expenses fell by 16%, predominantly due to lower payroll taxes, a function of lower year-end bonus accruals, as well as lower recruitment expenses.

On Display 18, you will find a summarized income statement for the Operating Partnership. Despite aggressive management of controllable expenses, the severe decline in AUM, and consequently revenues, led to a 37% drop in Net Income and a 410 basis point decline in operating margin.

Display 19 details the impact on the Holding company. Here you will note that while Net Income for the Holding Company fell 39% and is in-line with the decline for the Operating Partnership, our distribution per Unit actually fell by 50%. This was due to excluding a $35 million insurance recovery from distributions in the quarter. You will recall that when we took a $56 million charge against earnings in the fourth quarter of 2006 for a class action claims processing error, we did not reduce the distribution for that quarter and fourth quarter '06 distribution was $0.21 greater than EPU. This $35 million was a part of the resolution of our insurance and claims, a portion of which we are still hopeful will be realized in the future.

Before I wrap up, I would like to briefly address the overall health of AllianceBernstein. Our firm is one of the world’s largest organizations focused exclusively on investment research and management for our clients. We are not a commercial bank, and we neither originate mortgages nor hold proprietary positions in mortgage-backed securities that are at the epicenter of the recent credit problems. Nor are we an investment bank or an insurance company that engages in investment banking activities, thereby having direct exposure to troubled assets. Additionally, AllianceBernstein has long maintained a conservative balance sheet, which is reflected in our strong long-term credit ratings, with S&P at AA-, Moody's at A1, and Fitch at A+.

Clearly, as securities valuations globally have dropped, so have our assets under management and, accordingly, our profitability. However, in the face of a likely continuation of capital markets turmoil, Lew and I are confident in our investment and client service professionals, and we are confident that they will work closely with our clients to see them through this period of stress and volatility and that our management team will continue to control expenses. Our balance sheet is strong, our intellectual capital is intact, our expenses and capital outlays are being aggressively managed while we continue to invest in our most important strategic initiatives. Therefore, we firmly believe AllianceBernstein is well-positioned for the future and that our efforts will benefit all of our stakeholders in the long run. And now, I will turn the call over to Lew.

Lew Sanders: Thanks, Jerry.

As Jerry has highlighted, extremely adverse capital markets conditions are placing serious pressure on the firm. While we don't face the capital adequacy issues or the funding problems that have become problematic for some in the industry, we do face challenges of a different kind.

The collapse in the equity markets throughout the world, coupled with weak relative returns, has resulted in a dramatic decline in assets under management. The strength of the U.S. dollar has exacerbated this effect, given the global character of our product array. In addition, as Jerry outlined in his remarks, widespread client anxiety has curtailed the flow of new business and increased redemptions, especially among retail investors.

With assets under management being the key driver of our revenue, there is now a clear need to align the cost structure of the firm with a meaningfully lower revenue run rate. In the past, we have been reluctant to react to short run fluctuations in revenue - but these are not normal times.

As you all know, a substantial portion of our operating expense structure is variable in nature and that will be helpful in reducing costs. For example, Incentive Compensation, both cash and deferred, will fall sharply, especially in the upper ranks of the firm. But we have to do more. We have to right-size the Company to reflect its reduced asset base.

Now, as we proceed down this path, we will be mindful, however, of three equally important objectives:  First and foremost, that we don't do anything that could in any  way interfere with our ability to deliver on the firm's mission -- the long-term investment success of our clients and their piece of mind, a formidable task, to say the least, given the current market turmoil, but to which we are steadfastly dedicated.

Second, we need to ensure that despite the current pressures we position the firm to grow when the turmoil subsides. Thus, we must continue to fund those initiatives that we see as critical to our long term growth -- and let me assure you that that's our plan.

And third, we have to remain a meritocracy. Now, that's a worthy objective at all times, but it is even more important in difficult times.

Consistent with these objectives, we will not be pursuing formulated headcount reductions. Rather, we've asked the leadership of each business unit to consider carefully and thoughtfully the number of employees they need to manage their areas, given our reduced scale. And of course, those numbers are going to be lower than we now have.

This process will be implemented, in large part, in this year's fourth quarter, and will require a charge against earnings. The size of that charge has not yet been determined, but the payback in reduced costs will far more than offset it in 2009.

Now, letting people go we have respect and affection for is really hard, perhaps the hardest thing to do in business -- but we simply have no choice. Fortunately, we believe we have the depth and breadth of talent to do so without damaging the firm's future.

Now, if there's one benefit of age -- and frankly, it's the only one I can think of – it is that you have seen tough times before. And I have. I lived through many bear markets when I first entered the business in 1966, and then in 1970, 1982 and 1987, bear markets which produced price declines of 15 to 30%. I lived through a devastating bear market in 1973 and 1974, where the cumulative decline reached 43%. And of course, more recently, the bursting of the internet bubble, which before it came to a close in late 2002 produced a decline of 45%.

Let me assure you that all of these episodes felt just as terrible as this one does. At the trough they felt as if there was no hope, that the problems that created all the trouble were intractable, and would take years to resolve. But in all of those cases, countervailing forces surfaced, some as a function of government actions, others from market-based adjustments, and the tide turned. Investment performance was restored and growth resumed.

I remain highly confident that the actions we are taking will position us to take advantage of that recovery for our clients and for the firm. And if history is a guide, it will arrive sooner and be stronger than generally expected.

And now, for your questions.

Operator: Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions. We welcome you to return to the queue to ask follow-pp questions. It is AllianceBernstein’s practice to take all questions in the order in which they are received and to empty the queue before ending the call.  Your first question comes from William Katz.

William Katz: Thank you, and good afternoon. My first question is probably on everyone's mind. I am trying to think about quantifying the potential cost reductions in light of the decline in revenues. How should we think about that? And when looking at your earnings over the last several years, and your assets are now back to where they were in the first quarter of '06 in round numbers, your compensation is relatively flat. So I am struggling to see where the expense savings would come from.

Jerry Lieberman: Bill, as Lew mentioned, we're still putting together a plan, but one that we will be executing through the fourth quarter. This will be a reduction in force that's unprecedented in the 40-year history of our firm. This is going to be meaningful. We're talking about severance in the tens of millions of dollars, all of which we hope to have a payback on, and expect to have a payback on, in '09.

William Katz: Okay. The second question I have is around the hedge fund and alternatives businesses. If I look back at that slide, I think it was down about 20% sequentially. Is it fair to assume that the bulk of that decline is performance-related?

Jerry Lieberman: It's all performance-related. Our hedge funds give our clients twice a year opportunities to get out of the hedge funds and the next period coming up will be the end of the year. It's still early for those decisions to be made but I can tell you that as of now, it hasn't shown to be meaningful. But they have a month to really make the decision, Bill. But everything you see here is performance-related.

William Katz: Just so I understand it, any redemption of that would then be in the January quarter?

Jerry Lieberman: That's right.

William Katz: Could you give us an update on the percentage of hedge funds that have high water marks, and how much of those are now greater than 10%, consistent with your 10-Q disclosure?

Jerry Lieberman: Bill, I don't have that with me.

Lew Sanders: Bill, I think you can assume that the high water marks are a meaningful impediment to the re-emergence of performance fees for the foreseeable future

William Katz: Okay. Thank you, Lew.

Operator: Your next question comes from Craig Siegenthaler.

Craig Siegenthaler: Thanks. Can I get some clarification on the general and administration expenses? You had about $36 million of insurance recoveries benefiting that line but on top of that, you said there was some other kind of one-time negatives against that. How should we think about the true run rate for that item?

Jerry Lieberman: I'm not sure the others were one-time negatives.

Craig Siegenthaler: The data processing costs --

Jerry Lieberman: Those aren't one-time at all. Those are data processing costs that are related to transactions in the trading business. So, to the extent that the volume of trading increases in the business, those are going to go up, if trading decreases, those will go down. Those are volume-related expenses. You can look at foreign exchange as one-time, and it depends on how the dollar strengthens or weakens from quarter to quarter.

Lew Sanders: So the bottom line here is if you add back the insurance adjustment that represents a reasonably good estimate of the run rate. And of course, we'll be working hard to do what we can to contain those costs in the period ahead, but there is a substantial fraction of those costs that are fixed.

Craig Siegenthaler: Got it. And then on net flows. When I think about your institutional business, a lot of the growth came from outside the U.S. with large institutions over the last one to two years. Those clients are newer, and when looking at terminations in that business, they are holding in pretty well in institutions. In previous cycles when you had relative performance and absolute performance being very low, where did terminations relative to the AUM kind of flow here?

Jerry Lieberman: To date, as I mentioned in the call, except for our mutual funds, the clients have been staying with us, and pretty steadily to date. And obviously they're looking at both absolute and relative performance. They're looking at how we are servicing them and so far, they have been holding on pretty strongly. Does that answer your question, Craig?

Craig Siegenthaler: Yes. Thank you.

Operator: Your next question comes from Marc Irizarry.

Marc Irizarry: Great. Lew, maybe you can take this one. If you just think about returns over time, active versus passive, do you expect, given where the three and five year numbers are relative to the benchmark now, that institutions may take another look at their allocation between passive and active managers? And then I have a follow-up. Thanks.

Lew Sanders: They may well, Marc, but if history is a guide in this subsequent recovery which, once again, based on history, will be sooner and stronger than might appear likely, active returns tend to actually be quite strong. So looking right now, with end point sensitivity focused on an extremely adverse moment in time, it might appear as if there's quite a lot of vulnerability, but that could well change in a subsequent recovery and moot the issue about allocation between passive and active that you are suggesting might apply.

Marc Irizarry: And then, Jerry, one for you. Can you give us a sense of what sort of a run rate of revenue is going to be heading out? And clearly, you don't want to cut into muscle, but what's the target operating margin? How should we think about the target operating margin for this business on a longer term basis?

Jerry Lieberman: Marc, we've never had margin targets in either the good times or the bad times, and we don't have one now. There's a lot of leverage in this business, so it's hard to forecast. What I can assure you and assure the unit holders is if we continue to see the turmoil that we've seen, and if we see markets continue to go down and our revenues go down, we will address this in an appropriate manner.

Marc Irizarry: Great, I'll get back in the queue.

Operator: Your next question comes from Cynthia Mayer

Cynthia Mayer: Hi, good afternoon. Circling back to the cost-cutting, if you are not thinking about it in terms of operating margin, I'm wondering what will you be using to gauge how much is enough AUM decline or revenues decline? How will you know when the business has come back to you with their numbers, whether that looks good enough for you?

Jerry Lieberman: What we do here is look at revenues, not AUM and again, we've never had margin targets, and we've never had AUM targets, but we are consistently, and very, very frequently reforecasting our revenues, even daily, because of the systems that we have in place. We are looking for what is going to happen to our P&L going forward, and do we have the right structure against what that P&L is. Now clearly, what we've built up in the last few years is a structure to be a larger firm, and we had $817 billion a year ago, and we built ourselves up to accommodate client needs for a firm that size. We are taking on here a downsizing which is unprecedented in the history of either Alliance or Bernstein in a serious way.

Lew Sanders: And Cynthia, let me just add that the objective here is to ensure we successfully negotiate through what is already a deep trough. That's the objective, not only by the way we form portfolios for clients, but by the way we manage the firm. So when we are thinking about cost structure targets, it's with that in mind.

Cynthia Mayer: Okay. I was just looking back at what happened in 2001. It looked like you cut operating expenses by 11%. Are you using that at all as an example of how you should cut costs at this time?

Lew Sanders:  It is already obvious that we are well above the contraction and expense that was necessary then and we are, as we've described, embarking on a substantial additional reduction in expense in the period ahead.

Cynthia Mayer: Okay, great. And just a very quick mechanics question. The charge against earnings in fourth quarter, would that lower the cash distribution or not affect it?

Jerry Lieberman: Yes, it will, Cynthia. That's a cash charge that will affect the distribution. Although as we've said, we're looking at a quite a quick payback in '09.

Cynthia Mayer: Great. Thank you.

Jerry Lieberman: Let me just say this, and this is both for Cynthia and Marc and probably for Bill who has been asking this question about G&A since I joined the firm. When you look at G&A, between technology related, a lot of which is infrastructure, and a significant part is in deep variable costs, it’s office-related and is about $120 million for the quarter. So, a lot of these costs are indeed fixed, unless there's a turn in the business, because there's buying related expenses in there. And then in the past, we've done a pretty good job at rationalizing space, but you can do that only if indeed space frees up in the firm.

Operator: Your next question comes from Robert Lee.

Robert Lee: Thanks, good afternoon. Lew, maybe you could highlight for us some of the continuing ongoing areas for investment. Obviously, I'm assuming the DC business will be one clear example, but could you maybe point out a couple of others?

Lew Sanders: Yes. Well, by far and away, DC is the most important and although the thrust of this call is about all of the pressure that the firm is now under because of capital market conditions, we are actually very hopeful about our prospects in the DC market, and have continued to do well in the competitions that we've entered, both in medium, and especially in very large plans. We really think we have a compelling value proposition, and that opportunity is really, really large. As I've described, it's by far and away the largest institutional opportunity that's available to us anywhere in the world. So it is perhaps the prime example of an initiative that we will fully fund during this period of pressure. Others that come to mind have to do with initiatives around new product development, which holds promise for innovative services downstream. They are not all that expensive to fund, but potentially meaningful contributors to the firm's revenue and profitability, and perhaps more importantly, to the base of its intellectual capital, as it might assist in managing some of the mainstream services. So the R&D efforts are there too and will continue unaffected by these staff cuts.

Robert Lee: Okay. And maybe just one follow-up question. I mean, I know that so far, your institutional client base has been sticky, and you haven't really seen too much in the way of heightened redemptions there. But could you maybe talk about how you view your consultant relationships in light of some of the performance challenges of the past year or so that you've had? Are you finding that some of them have put you in the penalty box and that may somehow impact your ability to accelerate growth once the turn comes or anything like that?

Lew Sanders: That may come. It hasn't as yet. As I think all of you know, investment performance is not about trailing 12 months, or for that, matter trailing two years, it's about much longer term records. And in some of the services where we have put up in the last 12 months relatively weak returns, we have extremely competitive long-term returns. This is not lost on a consulting community who know us well for a really long time, and know us thoroughly, and understand our decision-making processes, and actually can find in our history other such periods of adverse return -- actually, in intervals that look something like the character of the capital markets in the last 12 months. And so I think that a thoughtful review of our results will show them to be actually well within the character of a long-term performer, which is a really good one -- notwithstanding the last 12 months. So we're confident, pretty confident, that once recovery commences -- certainly once it has a degree of maturity -- that our competitive profile will serve us relatively well -- on the assumption, of course, that in that recovery, we perform as we anticipate. And of course, time will tell as to whether we achieve those objectives.

Robert Lee: Okay. Thank you.

Operator: Your next question comes from William Katz.

William Katz:.I just want to pick up on that last question. I'm curious, as you look at both the institutional channel and also the private client channel, maybe to a lesser extent retail, which is a bit more new in terms of its focus, you've always sort of dubbed yourselves as risk adjusted return models. And yet, when I look at your rolling one, three and five year track records and you think about where AllianceBernstein has been big, particularly in the financial services area, how do you answer the question about the disciplined sell rule in your portfolio, and could this time be a little different as it relates to flow activity on the other side of this?

Lew Sanders: Well, Bill, it might. But let me answer your question about risk management. You know, value investors see price depreciation as an opportunity, not a threat. It's a threat if it turns out that the company in question isn't up to the task of getting through the trough. And one or two typically don't, which is the point of portfolio diversification. And on the other side of the trough, those that do often benefit, sometimes quite substantially from the failures of those that didn't. I mean, there are so many obvious examples of that in the current setting, companies that effectuated, for instance, a creed of acquisitions on extremely favoring terms, markets that are now consolidating, especially in the banking space, that will have a return profile because of a change in the character of competition that will probably be impressive on the other side of this trough. If you go back, for instance, to the last credit cycle in 1990, where there was a similar kind of intense pressure on financial service companies, by the early '90s --'92,'93, '94 -- the winners from that downturn were impressive in the results they produced, and we owned most of them, and I look forward to a similar outcome here. But you really can't measure these things until you see the cycle in its completion. And I'm sure we all look forward to that point; and you know, our assumptions are -- our research points to -- a similar pattern to those that we've seen in the past

William Katz: Okay. Thanks, That's helpful. And then my second question is actually a two-part question. On the defined contribution, the target date retirement fund side, can you give us a sense of how flows looked this quarter versus last quarter and whether you've seen any kind of reversal of inflow to outflow? And then on the overall retail side in particular, any kind of detail between outflows, U.S. versus non-U.S.?

Lew Sanders: What we're seeing actually is new business and inflows. We are not seeing any deterioration. And remember, too, our approach in DC is actually an open architecture. It's actually a platform that enables the planned sponsor to build target-date solutions that are custom-made and populated with asset managers, whether passive or active, that they know well, perhaps they imported from their DB side, or are now actually synthesizing for this new application. It's a very, very flexible platform, and it's very low cost, and positions plan sponsors to take a position now and alter it without disruption later. It is also amenable, as we've stressed too, to guaranteed withdrawal benefits becoming part of the package. I'm going on because I see this as really a transforming kind of offering, and one we really do expect to do quite well, and already has, even in this very troubled time. So it's still an immature business, there's no doubt and against the scale of the company, will take a quite a while before it really matters, but it promises to. And we're not seeing anything in the near term to disrupt any of our expectations. Bill,  I want to just go back to that first question you asked, because it's important that -- this has come up a number of times on this call, trailing one or two or three year performance, or even five –it’s been influenced dominantly by the last 12 months, the very end point sensitive computation. If you go back and you study the history of our process, especially in the value domain, you'll find any number of episodes like this. It's the character of active management, especially in value. It's not unusual. And essentially what it sets up is an opportunity for very strong relative return in the recovery, which never appears obvious during the trough. If it appeared obvious, all of these depressed prices would never have developed. But that's the sense of value investing; that's why it produces strong returns over time, and why there can be a year or two when the opposite is true. So I would suggest that when you think about us, you consider those factors. Now of course, none of this is assured. We are anticipating recovery and we are anticipating it will take a form that resembles history. We have every reason to believe that. Our research points to it. But of course, that's not a certainty.

William Katz: Well, to be fair, leverage is coming at a system more broadly and you're bigger and some of your products aren't as proven to the test of time so I think it's a little bit more of an open question and that's why investors are more focused on it maybe than you would like us to be.

Lew Sanders: Well, I'm not suggesting you shouldn't be. Don't misunderstand. I think you clearly should. This is by way of explanation, it's by a way of providing some perspective.

William Katz: It's very helpful. I appreciate that.

Jerry Lieberman: Let me touch again on our new initiative in the DC space. If you remember, I mentioned the pipeline being slightly down from the previous quarter. I think the last quarter it was around $15 billion and this quarter was at $14 billion. The reason it is actually slightly down is because of our increasing business in DC. This is where the momentum in the firm is right now. And the potential here is, as Lew mentioned, is huge for the firm. But it's even more than that, because we can start out with perhaps a very plain vanilla service but we're in there so that when the market does turn and the client has an opportunity to move from perhaps passive services to active services, we've changed our relationship with the client by having them on our platform. So this will be game-changing for us over time.

Operator: Your next question comes from Marc Irizarry.

Marc Irizarry: Okay, thanks. Lew, you know, obviously the retail investors are under a tremendous amount of cyclical pressure for sure, but also secular pressure in terms of the aging population, et cetera. When the money does come out of hiding in money market funds, do you think it's going to take a new set of retail products that maybe you don't have today to capture share?

Lew Sanders: Again Marc, if history is a guide, no. Think about it this way, Marc. The return to equity beta promises to be extraordinary in recovery and, by the way, if you study recoveries from extremely steep equity market declines, I think you'll be reassured of that assertion. They tend to be much shorter in duration than you imagine and extremely steep in magnitude, and retail investors, unfortunately, are impressed with that, which is why they consistently trend follow, and now are redeeming, and later observing those recoveries, will likely come back into mainstream equity products. I know you guys have done this but if you take time to study the speed with which equity markets recover, you'll be stunned by how short it is. The last number of bear markets in the U.S., starting in the early '60s, i'll just give you a couple of numbers. '62, a 22% decline, is completely recovered in 10 months. '66, 6 months; '70, a 30% decline, completely recovered in 9 months. '73, '74, a devastating bear market I lived through every day, completely recovered, 18 months. The '82 decline, five months. The '87 crash, 17 months. The point is that as bad as things feel during these kind of settings, the risk premium gets so high, the prices so disconnected to the underlying cash flows of the companies in question, that you get these really sharp recoveries. And then these products have a very different look and feel. It's the end point sensitivity in the opposite direction.

Marc Irizarry: Understood. And I wonder if there's data on 1929 through '33, as well?

Lew Sanders: There is. I'll tell you what it is. The trough is June of '32, down a cool 85% from the peak of August in 1929, 80% of which is recovered by December of 1936.

Marc Irizarry: Great, thanks, Lew.

Operator: Your next question comes from Cynthia Mayer

Cynthia Mayer: Hi, just a couple of follow-ups. I was just wondering what you're seeing or thinking in terms of after this period and how pension funds and other institutional clients are going to feel about alternatives. If you think that they are still going to want hefty allocations to alternatives, given your strategies are down substantially, are you prepared with other products to be able to offer those clients?

Lew Sanders: Well, I think it's pretty clear that our alternative position in the institutional space has been hurt by the developments in 2008, notwithstanding its pretty good track record prior thereto. It will be a while before we become a competitive force in that set of products. But remember, in my answer to an earlier question about sustaining an appropriate level of R&D, we do have development efforts and other alternatives that could prove promising if the research holds up. Speaking about the industry more broadly, our assumptions are that alternatives will continue to be a share gainer in the recovery period, because I think they will have looked as if they were "capital preserving" against the damage of long-only equity beta during a trauma. Because as you know, most alternatives ex-private equity, have a small amount of equity beta. Even if they are involved in the equity asset class, they tend to be a long-short strategy, many of which try to be fairly close to market neutral. So a few, of course, don't deliver on their promise, but many do, and even if the returns are disappointing, they look good relative to the extremely negative results of equity market declines that have been compiled in the last 18 months. And so on that ground, I would think the migration to alternatives will continue. The private equity world, I think, is still benefiting from a mark to market accounting set of principles, which provide not complete insulation, of course, but some insulation from what's underway in the securities markets. And they, too, are benefiting, at least so far, from that perception.

Cynthia Mayer: Okay. And then just finally, given where the stock price is, I know you don't typically buy back shares, but I wonder if you'd be interested in that? Or alternatively, are you considering changing the mix in comp more towards shares to conserve cash, take advantage of the low stock price?

Lew Sanders: Well, Cynthia, as you know, our mandate actually is to deliver our free cash flow to you, on the presumption that you are an unit holder, Cynthia, or certainly those who you advise, as opposed to we dedicating the use of that cash flow to share repurchase, for instance. So we will continue in that mode. Now as to the shares becoming a candidate for deferred compensation plans, well, they actually have been.  But, we, as you know, were trying to promote as our primary goal alignment of the professional staff with clients and so we require that at least half of any one's deferred comp be put into the firm services, and the other half could go to the units, and in many cases, people have elected that way. And with the stock this depressed, they might actually see it the way you described.

Cynthia Mayer: Okay. Thank you.

Operator: Your next question comes from Chris Spahr.

Christopher Spahr: Good evening. I was just wondering if you could differentiate with the expense initiative structure. If this is strictly a cyclical downturn that we're in, wouldn't this be the time to be expanding your share, trying to hire talent rather than trying to cut back too much? A case in point would be your institutional services, which I'm sure is benefiting from a lot of disruption of some of your major competitors in the third quarter.

Jerry Lieberman: Chris, we built the firm at a size to be $800 billion to, quite frankly, a trillion dollars. That's where we thought we were headed. That's where we were, the $800 billion, and that's what the trends show we were going to. So there's a lot of room between where we are today to get back to $800 billion to a trillion dollars.  If there's talent out there, it wouldn't stop us from trying to pick out some outstanding talent, but it will be during a mode where our headcount is going down so we'll have to find a way to finance getting great talent that's out there, whether it's on the buy side or the sell side. We're going to bring the fixed costs of the firm down, and the largest fixed costs we have is hiring.

Christopher Spahr: And then in that context, when the markets do rebound and value becomes in fashion for the retail investor, will your expenses become more leverageable?

Lew Sanders: Yes, of course.

Jerry Lieberman: Absolutely.

Lewis Sanders: Of course it will, just as it was in the last upside.

Jerry Lieberman: Absolutely. And in fact, to Lew's point, if you go back to the history of the firm, when we went into the last correction, we did some attrition. We didn't do any of the RIF (reduction in force) that we're doing here. We did have some attrition, and we did some consolidation and when the markets turned, our performance got strong, revenues took off. There was a significant delay between that period of when the revenues were taking off and the period when we started to do the hiring. Actually, a few years and that will probably be the case when and if this happens also.

Lew Sanders: Look, I think it's worth adding, although I think it's obvious, that in this staff reduction mode that we're in, we're going to be really careful about sustaining the intellectual capital of the company, and taking advantage, to the extent it's actually manifesting itself or presents itself to us as some opportunities, to add to staff to the extent that that upgrade appears compelling.

Christopher Spahr: Okay, thank you.

Operator: There are no further questions at this time.

Philip Talamo: Great. Thanks for participating in our call. At any time, feel free to contact Investor Relations if you have any further questions. Enjoy the rest of your evening.